John Spurgeon
PO Box 1171
Glendora, CA 91740

To Whom It May Concern:                           December 31, 1999

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 15, 1999, on the Financial Statements of Freedom Surf, Inc. from the inception date of August 2, 1997 through December 15, 1999, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.


Professionally,

/s/ John Spurgeon
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John Spurgeon, CPA